UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2022

Eterna Therapeutics Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10355 Science Center Drive, Suite 150
San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 582-1199

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.005 per share	ERNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 22, 2022, Eterna Therapeutics Inc. (the “Company”) received a notice (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”), stating that the Company’s stockholders’ equity of approximately $8.8 million, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, fails to comply with the minimum $10.0 million stockholders’ equity requirement for continued listing on the Nasdaq Global Market in accordance with Nasdaq Listing Rule 5450(b)(1)(A) (the “Nasdaq Listing Rule”).

The Notice has no immediate effect on the listing of the Company’s common stock, par value $0.005 per share (“Common Stock”) on Nasdaq. However, if the Company fails to timely regain compliance with the Nasdaq Listing Rule, then the Common Stock will be subject to delisting from Nasdaq.  As set forth in the Notice, the Company has 45 days to submit a plan to Nasdaq to regain compliance with the Nasdaq Listing Rule, and, if such plan is accepted, Nasdaq can grant the Company an extension of up to 180 calendar days from the date of the Notice to regain compliance.  If the Company timely submits a plan, but Nasdaq does not accept such plan, then the Company will have an opportunity to appeal that decision to a Nasdaq hearings panel.  The Notice further provides that the Company may also consider applying to transfer the Common Stock to The Nasdaq Capital Market, subject to the Company submitting an online transfer application, paying the requisite fee and satisfying such market’s continued listing requirements.

The Company currently intends to submit a plan with respect to regaining compliance with the Nasdaq Listing Rule; however, the Company may also pursue a transfer of its listing from the Nasdaq Global Market to the Nasdaq Capital Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Eterna Therapeutics Inc.

Dated: November 23, 2022	By:	/s/ Andrew Jackson
Andrew Jackson
Chief Financial Officer